[TRANSLATED FROM CHINESE; FINALLY EXECUTED AUGUST 16, 2007]

May 11, 2007

Honorable Li Ning

RE:

Consulting Services; Appointment to Mr. Li Ning, CEO of TPID Beijing, (ID Card number: 44010619591227007x) as TPID US Board of Director

Dear Honorable Li Ning:

This will confirm that True Product ID, Inc. (“TPID US”) is honored to invite you to join its Board of Directors (“Board”) and that you have graciously accepted.  In accepting such an appointment to the Board, under US law relating to directors of public companies, you will owe certain fundamental fiduciary duties to TPID US, including the duty not to act against TPID US’ interests, the duty to maintain its confidential information, and the duty not to compete against TPID US.

In addition, according to US law relating to directors of public companies, once you become the member of the board, you are entitled to the same salary, benefit and rights provided by the company as other board members.  The process of the appointment will strictly follow the proper legal procedure for all related issues.  Our company will also record and report your income tax in form 1099 for US revenue department, and we will have a copy of US revenue department and our consultants.

This agreement will confirm that TPID US has also engaged you as a consultant to help support TPID US in China.  In return, you will receive 10 million restricted shares of TPID US, which will be issued in accordance with the terms in the attachment to this letter agreement.

This letter constitutes the entire agreement and attachment between TPID US and yourself.

If you agree, please execute this letter below and return same to me.

Respectfully,

RICHARD A. BENDIS

JAMES MACKAY

Chairman, CEO & President

Chairman

AGREED TO:

__________________________________

Dated: May 11, 2007

HONORABLE LI NING

True Product ID, Inc.

1500 Market Street

2600 Centre Square West, Philadelphia, Pennsylvania 19102 USA

Tel: +1 215.496.8102; Fax: +1 215.320.1991; www.tpid.net

[TRANSLATED FROM CHINESE; FINALLY EXECUTED ON AUGUST 16, 2007]

ATTACHMENT TO MAY 11, 2007 LETTER and SUB-AGREEMENT

BETWEEN TPID US AND LI NING, CEO OF TPID BEIJING

Schedule for Issuance of 10 Million Restricted Shares of True Product ID, Inc. (“TPID US”) to Mr. Li Ning, CEO of TPID (Beijing) Limited.  (ID card number in China: 44010619591227007x), it is in effect and irrevocable since TPID US has signed the letter agreement with TPID (Beijing) Limited on May 11 of 2007, and meanwhile, we can transfer ownership of the shares by legal procedure at any time.

Three parties signing on the attachment to subsidiary provisions shall strictly implement the May 11, 2007 letter agreement and contents of attachment to subsidiary provisions. Any party who breaks terms of the above two agreements shall bear responsibility for non-compliance and all economic compensation for parties observing the terms.

Restricted schedule of selling the shares:

(1). After 8 months of signing in effect of this letter agreement, allowed to sell 5,000,000 shares;

And

(2). After 12 months of signing in effect of this letter agreement, allowed to sell the remaining 5,000,000 shares.

The above time restriction, if American securities law allowed, TPID US agreed to make the restriction shares become unrestricted in the shortest time.

All of these shares are subjected to full authority to Mr. Li Ning, the share rights does not restricted in keeping, selling, loan securing, transferring, bestowal, inheritance, etc.

RICHARD A. BENDIS

JAMES MACKAY

Chairman, CEO & President

Chairman

Dated: August 16, 2007

AGREED TO:

_________________________________________

Dated: May 11, 2007

Respected Li Ning, CEO of TPID (Beijing) Limited.

True Product ID, Inc.

1500 Market Street

2600 Centre Square West, Philadelphia, Pennsylvania 19102 USA

Tel: +1 215.496.8102; Fax: +1 215.320.1991; www.tpid.net